Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-158354, 333-158353, 333-174746, 333-172782 and 333-175067, Forms S-8 No. 333-144636, 333-153176, 333-183166 and 333-164883) of Insulet Corporation and in the related Prospectus of our report dated February 28, 2012, except for Note 18, as to which the date is February 28, 2013, with respect to the consolidated financial statements and schedule of Insulet Corporation, and our report dated February 28, 2012, except for the effects of the material weakness described in the seventh paragraph of our report as to which the date is February 28, 2013, with respect to the effectiveness of internal control over financial reporting of Insulet Corporation, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2011.

Boston, Massachusetts

February 28, 2013